UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 4, 2011 (May 2, 2011)
L. B. Foster Company

(Exact name of registrant as specified in its charter)

Pennsylvania	000-10436	25-1324733

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

415 Holiday Drive, Pittsburgh, Pennsylvania	15220

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (412) 928-3417

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On May 2, 2011, L. B. Foster Company, its domestic subsidiaries, and certain Canadian subsidiaries entered into a new $125,000,000 Revolving Credit Facility Credit Agreement (Credit Agreement) with PNC Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A. and Citizens Bank of Pennsylvania. The Credit Agreement provides for a five-year, unsecured revolving credit facility that permits borrowing up to $125 million for the US Borrowers and a sublimit of the equivalent of $15 million US dollars that is available to the Canadian Borrowers. Providing no event of default exists, the Credit Agreement contains a provision that provides for an increase in the revolver facility of $50 million that can be allocated to existing or new Lenders if the Company’s borrowing requirements should grow. The Credit Agreement includes a sublimit of $20 million for the issuance of trade and standby letters of credit.
Borrowings under the Credit Agreement will bear interest at rates based upon either the base rate or LIBOR based rate plus applicable margins. Applicable margins are dictated by the ratio of the Company’s Indebtedness less cash on hand to the Company’s consolidated EBITDA. The base rate is the highest of (a) PNC Bank’s prime rate or (b) the Federal Funds Rate plus .50% or (c) the daily LIBOR rate plus 1.00%. The base rate spread ranges from 0.00% to 1.00%. LIBOR based rates are determined by dividing the published LIBOR rate by a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any Eurocurrency funding by banks on such day. The LIBOR based rate spread ranges from 1.00% to 2.00%. Although no borrowings were drawn on the new credit facility upon closing, applicable margins would have been 0.00% for base rate borrowings and 1.00% for Libor based rate borrowings.
The Credit Agreement includes two financial covenants: (a) the Leverage Ratio, defined as the Company’s Indebtedness less cash on hand divided by the Company’s consolidated EBITDA which must not exceed 3.00 to 1.00 and (b) Minimum Interest Coverage, defined as consolidated EBITDA less Capital Expenditures divided by consolidated interest expense, which must be no less than 3.00 to 1.00.
The Credit Agreement permits the Company’s consolidated cash on hand to be used for any purpose without limitation providing there are no outstanding Borrowings prior to or after giving effect to any cash transaction. Once funds are drawn on the revolving credit facility, certain limitations apply regarding share repurchases, dividends, loans to other parties, and other activities. The company is permitted to acquire the stock or assets of other entities with limited restrictions providing that the Leverage Ratio does not exceed 2.50 to 1.00 after giving effect to the Acquisition. Other restrictions exist at all times including, but not limited to, limitation of the Company’s sale of assets, Other Indebtedness incurred by either the Borrowers or the non-Borrower subsidiaries of the Company, guaranties, and liens.
Item 1.02 Termination of a Material Definitive Agreement
On May 2, 2011 and in connection with the entry into the new Credit Agreement, L. B. Foster Company terminated its existing 2005 Amended and Restated Revolving Credit and Security Agreement.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.0 $125,000,000 Revolving Credit Facility Credit Agreement dated May 2, 2011, between Registrant and PNC Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A., and Citizens Bank of Pennsylvania, filed on May 4, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L.B. Foster Company (Registrant)
Date: May 4, 2011	/s/ David J. Russo
David J. Russo
Senior Vice President, Chief Financial and Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.0
$125,000,000 Revolving Credit Facility Credit Agreement dated May 2, 2011, between Registrant and PNC Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A., and Citizens Bank of Pennsylvania, filed on May 4, 2011.